EXHIBIT 99.1

QCR Holdings, Inc. Announces Annual Meeting Results and a Cash Dividend of $0.06 Per Share

MOLINE, Ill., May 23, 2025 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced the election of three Class II directors at the Company’s annual meeting of its stockholders. The directors, Brent R. Cobb, Mark C. Kilmer, and Amy L. Reasner were re-elected to three-year terms. The directorships of Larry J. Helling and Donna J. Sorensen, J.D. ended at the 2025 Annual Meeting resulting in a reduction in the number of Board of Directors members from 13 to 11.

Todd A. Gipple assumed the role of President and Chief Executive Officer due to Mr. Helling’s retirement and Nick W. Anderson assumed the role of Chief Financial Officer due to Mr. Gipple’s move to Chief Executive Officer, as previously announced. Brittany N. Whitfield will serve as Chief Accounting Officer of the Company.

Additionally, on May 21, 2025, the Company’s Board of Directors declared a cash dividend of $0.06 per share payable on July 3, 2025, to holders of common stock of the Company of record on June 18, 2025.

About Us
QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Guaranty Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company has 36 locations in Iowa, Missouri, and Illinois. As of March 31, 2025, the Company had $9.2 billion in assets, $6.8 billion in loans and $7.3 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contact:
Nick W. Anderson
Chief Financial Officer
(309) 743-7707
nanderson@qcrh.com